EXHIBIT 10.1

May 28, 2015

Mr. Manuel Medina-Mora

Citigroup Inc.

399 Park Avenue

New York, New York 10043

Re: Banamex Board Service

Dear Manuel,

As announced earlier this year, you have agreed to become the nonexecutive Chairman of the Board of Directors of Grupo Financiero Banamex, S.A. de C.V. (Grupo) and of Banco Nacional de Mexico, S.A. (Banamex) (together, the Boards) immediately following your retirement from Citigroup on June 1, 2015. You will be paid by Grupo and/or Banamex for your services as Chairman of the Boards at the rate of USD$250,000 per year (less applicable taxes); this fee compensates you for service on both Boards including any Board committee service. The fee will be prorated on a monthly basis for partial years of service, and is payable in monthly installments in Mexican pesos using the fixed exchange rate established by the Boards for Board fees, which currently is Ps$15 (Mexican pesos) per U.S. dollar through the date of the annual shareholders’ meetings of Grupo and Banamex to be held in 2016. To enable you to perform these services, you will have access to an office and an administrative assistant in a Banamex office building for your tenure as Chairman of the Boards. You and your spouse (together, your household) will also be provided with security as considered necessary by Citi’s Global Head of Security and Investigative Services for your tenure as Chairman of the Boards.

Sincerely,

_/s/ J. Michael Murray __________	/s/Ernesto Torres Cantu
J. Michael Murray	Ernesto Torres Cantu
Head of Human Resources	Director General
Citigroup Inc.	Grupo Financiero Banamex, S.A. de C.V.
Banco Nacional de Mexico, S.A.

Acknowledged and Agreed:

By:_/s/ Manuel Medina-Mora

Manuel Medina-Mora